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                                   EXHIBIT 17C








                                 CODE OF ETHICS

                                   ADOPTED BY

                                   SSgA FUNDS


                             EFFECTIVE JULY 22, 2002






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SSgA Funds (the "Funds") adopts this Code of Ethics (the "Code"), effective as of July 22, 2002 pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to certain types of personal securities transactions and to establish reporting requirements and enforcement procedures with respect to such transactions.

I.   DEFINITIONS

     1.   "Funds" shall mean SSgA Funds, a Massachusetts business trust.

     2. "Access Person" shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

     3.   "Administrator" shall mean Frank Russell Investment Management
          Company.

     4. "Administrator's Code of Ethics" shall mean the Code of Ethics of the Administrator.

     5. "Advisor" shall mean any entity that is an Investment Advisor or Subadvisor of any series of the Funds.

     6. "Advisor's Code of Ethics" shall mean the Code of Ethics of any Advisor.

     7. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     8. A Security is being "considered for purchase or sale" by the Funds when a recommendation that the Funds purchase or sell the Security has been made and communicated to an independent Trustee or officer of the Funds, by the Advisor.

     9. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     10. "Designated Officer" shall mean the person designated by the Board of Trustees of the Funds to receive reports and take certain actions as provided in this Code of Ethics.

     11.  "Distributor" shall mean State Street Global Markets, LLC.

     12. "Distributor's Code of Ethics" shall mean the Code of Ethics of the Distributor.

     13.  "Interested Person" shall have the same meaning as that set forth in
          Section 2(a)(19) of the 1940 Act.

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     14.  "Independent Trustee" shall be any trustee of the Trust who is not an
          Interested Person of the Trust.

     15. "Purchase" or "Sale" of a Security includes, without limitation, the writing of an option to purchase or sell a Security.

     16. "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) and includes commodities contracts as defined in 2(a)(1)(a) of the Commodity Exchange Act except that it shall not include (i) direct obligations of the Government of the United States, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and
          (iii) shares issued by registered open-end investment companies.

II.  STATEMENT OF GENERAL PRINCIPLES

     1.   FIDUCIARY OBLIGATIONS.

Every person subject to this Code should keep the following general fiduciary principles in mind in discharging his obligations under the Code. Each such person shall:

          (a) at all times, place the interests of the Funds before his personal interests;

          (b) conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

          (c) not take any inappropriate advantage of his position with or on behalf of the Funds.

     2.   PROHIBITED PRACTICES.

No person subject to this Code may:

          (a)  employ any device, scheme or artifice to defraud the Funds;

          (b) make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

          (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

          (d)  engage in any manipulative practice with respect to the Funds.

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III. CODE PROVISIONS APPLICABLE TO ACCESS PERSONS OF THE FUNDS WHO ARE ALSO
     ACCESS PERSONS OF AN ADVISOR, DISTRIBUTOR OR ADMINISTRATOR

            1. CODE OF ETHICS OF EACH ADVISOR, DISTRIBUTOR OR ADMINISTRATOR. The provisions of each Advisor's Code of Ethics, the Distributor's Code of Ethics , and the Administrator's Code of Ethics are hereby adopted as the Code of Ethics of the Funds applicable to those Access Persons of the Funds that are also officers, directors or employees of the Advisor, Distributor and/or Administrator, respectively, and the provisions of each such Advisor's Code of Ethics, Distributor's Code of Ethics and Administrator's Code of Ethics are hereby made part of this Code of Ethics with respect to such persons. A violation of the Advisor's Code of Ethics, Distributor's Code of Ethics or , Administrator's Code of Ethics by any such Access Person shall also constitute a violation of this Code of Ethics.

            2.  REPORTS.
Access Persons of the Funds that are also officers, directors or employees of an Advisor, the Distributor or the Administrator shall file with such Advisor, Distributor or Administrator, as the case may be, the reports required by the Advisor's Code of Ethics, Distributor's Code of Ethics, or Administrator's Code of Ethics as applicable.

IV.  CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT TRUSTEES

     1.   REPORTS.

          (a) Each Independent Trustee of the Funds shall file with the Designated Officer of the Funds a written report containing the information described in Section IV.1(b) of this Code with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that during the 15-day period immediately before or after the Independent Trustee's transaction:

                    (i)  the Funds purchased or sold such Security, or

                    (ii) the Funds or its Advisor considered purchasing or
                         selling such Security;

               PROVIDED, HOWEVER, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control, such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, money market accounts



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               and IRA, Keogh and 401K accounts which the Independent Trustee cannot control or influence.

               Each such report may contain a statement that the report shall not be construed as an admission by the Independent Trustee that he has any direct or indirect beneficial ownership in the Security to which the report relates.

               (b) Such report shall be made not later than 10 days after the end of each calendar quarter and shall contain the following information:

                    (i) the date of each transaction, the title of and the number of shares or the principal amount of each Security involved, as applicable;

                    (ii) the nature of each transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    (iii) the price at which each transaction was effected; and

                    (iv) the name of the broker, dealer or bank with or through whom each transaction was effected.

          2.  REVIEW
The Designated Officer of the Funds shall review or supervise the review of the personal Securities transactions reported pursuant to Section IV.1. As part of that review, each such reported Securities transaction shall be compared against completed and contemplated portfolio transactions of the Funds to determine whether a violation of this Code may have occurred. If the Designated Officer of the Funds determines that a violation may have occurred, he shall submit the pertinent information regarding the transaction to counsel for the Funds. Such counsel shall evaluate whether a material violation of this Code has occurred. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Trustee whose transaction is in question.

          3.  SANCTIONS
If Funds' counsel determines that a material violation of this Code has occurred, such counsel shall so advise the Designated Officer and President of the Funds. The Designated Officer shall provide a written report of counsel's determination to the Board of Trustees (other than the Trustee whose actions are at issue) for such further action and sanctions as said Board deems appropriate, which sanctions may, in the Board's discretion, include removal of the Independent Trustee.



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V.   REVIEW BY THE BOARD OF TRUSTEES

          1. MATERIAL AMENDMENT OR REVISION OF ADVISOR'S OR DISTRIBUTOR'S CODE OF ETHICS.

Any material amendment or revision of an Advisor's Code of Ethics, the Distributor's Code of Ethics or the Administrator's Code of Ethics shall be deemed to be an amendment or revision of Section III.1 of this Code, and such material amendment or revision shall be promptly furnished to the Independent Trustees of the Funds. The Board must approve a material change to an Advisor's Code of Ethics, the Distributor's Code of Ethics or the Administrator's Code of Ethics no later than six (6) months after adoption of such material change.

          2.  ANNUAL WRITTEN REPORTS.
No less frequently than annually, the Designated Officer shall provide a written report to the Board with respect to the Funds, and shall request from each Advisor, the Distributor and the Administrator with respect thereto a written report to be provided the Board, which reports shall:

               (a) describe any issues arising under the applicable Code since the last report to the Board, including, but not limited to, information about material violations of the applicable Code and sanctions imposed in response to such material violation; and

               (b) certify that the Funds, the Advisor, the Distributor and the Administrator, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable Code.

VI.         MISCELLANEOUS PROVISIONS

          1.  RECORDS.
The Funds shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission. Such records of the Funds shall be maintained by the Designated Officer:

               (a) A copy of this Code, and any other code which is or at any time within the past five years has been in effect, shall be preserved in an easily accessible place;

               (b) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;



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               (c)  A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

               (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

          2.  CONFIDENTIALITY.
All reports of Securities transactions and any other information filed with the Funds or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

          3.  INTERPRETATION OF PROVISIONS.
The trustees of the Funds may from time to time adopt such interpretation of this Code as they deem appropriate.

          4.  EFFECT OF VIOLATION OF THIS CODE.
In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.